Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of VivoPower International plc of our report dated September 16, 2022 relating to the financial statements of VivoPower International plc, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF Littlejohn LLP

London, England

July 28, 2023